UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.___)

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MICROMET, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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MICROMET, INC.
6707 Democracy Boulevard
Suite 505
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 22, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Micromet, Inc., a Delaware corporation. The meeting will be held on Tuesday, June 22, 2010 at 1:00 p.m. local time at the Marriott Suites Bethesda, 6711 Democracy Boulevard, Bethesda, Maryland 20817 for the following purposes:

(1)	To elect the board of directors’ two nominees for Class I director to hold office until the 2013 Annual Meeting of Stockholders.
(2)	To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as independent registered public accounting firm of Micromet, Inc. for its fiscal year ending December 31, 2010.
(3)	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 29, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ MATTHIAS ALDER

Matthias Alder
Secretary

Bethesda, Maryland
April 30, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

MICROMET, INC.
6707 Democracy Boulevard
Suite 505
Bethesda, Maryland 20817

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
June 22, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 6, 2010 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 17, 2010.

How do I attend the annual meeting?

The meeting will be held on Tuesday, June 22, 2010 at 1:00 p.m. local time at the Marriott Suites Bethesda, 6711 Democracy Boulevard, Bethesda, Maryland 20817. Directions to the annual meeting may be found at www.micromet-inc.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 29, 2010 will be entitled to vote at the annual meeting. On this record date, there were 80,831,555 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 29, 2010 your shares were registered directly in your name with Micromet’s transfer agent, American Stock Transfer and Trust Company LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return a proxy card or vote by proxy over the telephone or on the Internet as instructed in these materials to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 29, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

(1)	Election of the board of directors’ two nominees for Class I director to hold office until the 2013 Annual Meeting of Stockholders; and
(2)	Ratification of the audit committee of the board of directors’ selection of Ernst & Young LLP as independent registered public accounting firm of Micromet, Inc. for its fiscal year ending December 31, 2010.

What if another matter is properly brought before the meeting?

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy on the Internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered at a later time and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on June 21, 2010 to be counted.
•	To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on June 21, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Micromet. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 29, 2010.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or on the Internet.
•	You may send a timely written notice that you are revoking your proxy to Micromet’s corporate secretary at 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.”

Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (NYSE), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested. Even though our common stock is listed on the Nasdaq Global Market, the NYSE rules apply to brokers who are NYSE members voting on matters being submitted to stockholders at our annual meeting.

How many votes are needed to approve each proposal?

•	For the election of directors, Proposal No. 1, the two nominees receiving the most “For” votes from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.
•	To be approved, Proposal No. 2, the ratification of the selection of our independent registered public accounting firm, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 80,831,555 shares outstanding and entitled to vote. Therefore, the holders of 40,415,778 shares must be present in person or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal No. 1

Election Of Directors

Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the board may be filled only by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class, including any vacancies created by any increase in the number of directors, serves for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our board of directors presently has eight members. There are two directors in the class whose term of office expires in 2010, each of whom has been nominated for re-election: Mr. Jerry C. Benjamin and Dr. Kapil Dhingra. Each of the nominees is currently a director of Micromet. Mr. Benjamin was previously elected by the stockholders, and Dr. Dhingra was appointed by the board of directors in February 2009 upon the recommendation of the nominating & corporate governance committee to fill a vacancy that existed at that time. If elected at the annual meeting, each of these nominees would serve until the 2013 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the annual meeting. All of our current directors attended the annual meeting in 2009.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our board of directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting. Ages presented are as of April 29, 2010.

The nominating & corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the committee views as critical to effective functioning of the board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director that led the committee to believe that that director should be nominated for election or should continue to serve on the board. However, each of the members of the committee may have a variety of reasons for believing that a particular person would be an appropriate nominee for the board, and these views may differ from the views of other members.

Nominees for Election for a Three-Year Term Expiring at the 2013 Annual Meeting

Jerry C. Benjamin

Jerry C. Benjamin, age 69, has served as a member of our board of directors since May 2006, and was a member of the supervisory board of our subsidiary Micromet AG until May 2006. Mr. Benjamin was a General Partner of Advent Venture Partners, a venture capital management firm in London, from 1985 until his retirement at the end of 2008. He currently serves as Senior Advisor to the AVP Life Sciences team. Mr. Benjamin also serves on the board of directors of Orthofix International N.V., a publicly held international orthopedics company, and Ivax Diagnostics, Inc., a publicly held international diagnostics company. The nominating & corporate governance committee believes that Mr. Benjamin’s long tenure as a venture capitalist focused on life sciences companies and his experience as a director of other public companies make him a valuable member of our board.

Kapil Dhingra, M.B., B.S.

Dr. Kapil Dhingra, age 50, has served as a member of our board of directors since February 2009. Dr. Dhingra founded, and since June 2008 has been the sole member of, KAPital Consulting, LLC, a consulting company dedicated to assisting biotechnology, pharmaceutical and diagnostic companies realize clinical and commercial advances in oncology. From 1999 to June 2008, Dr. Dhingra worked in positions of increasing responsibility at F. Hoffman-La Roche, most recently serving as Vice President, Head, Oncology Disease Biology Leadership Team, and Head, Oncology Clinical Development. Prior to Hoffmann-La Roche, from 1996 to 1999, Dr. Dhingra worked as a Clinical and Senior Clinical Research Physician with Eli Lilly and Company, and from 1989 to 1996, as Clinical Instructor, Assistant Professor of Medicine at the University of Texas M.D. Anderson Cancer Center. Throughout his industry career, he maintained an active faculty appointment, initially at Indiana University School of Medicine from 1997 to 1999 as Clinical Associate Professor, and, more recently, at Memorial Sloan Kettering Cancer Center in New York from 2000 to 2008. Dr. Dhingra holds an M.B., B.S. degree (equivalent to a U.S. M.D. degree) from the All India Institute of Medical Services, and has performed postgraduate work at the All India Institute of Medical Services, the Lincoln Medical and Mental Health Center (New York Medical College), Bronx, NY and Emory University School of Medicine, Atlanta, GA. The nominating & corporate governance committee believes that Dr. Dhingra’s experience in the clinical development of oncology products provides him with a keen understanding of clinical development matters and the regulatory process for our product candidates, which will allow him to make valuable contributions to our board as our lead product candidate advances into pivotal clinical trials.

The Board Of Directors Recommends
A Vote in Favor of Each Named Nominee.

Directors Continuing in Office Until the 2011 Annual Meeting

Christian Itin, Ph.D.

Christian Itin, Ph.D., age 45, has served as our President and Chief Executive Officer and as a director since May 2006, and has served in the following capacities with our subsidiary Micromet AG: Chief Executive Officer from March 2004 to May 2006, Chief Business Officer from 2002 to March 2004, Vice President of Business and Corporate Development from 2001 to 2002, Vice President of Corporate Development from 2000 to 2001 and Head of IP and Licensing from 1999 to 2000. Before joining Micromet, Dr. Itin was a co-founder of Zyomyx, Inc., a protein chip company in Hayward, California. Dr. Itin received a Diploma in biology and a Ph.D. in cell biology from the University of Basel, Switzerland. In addition, he also performed post-doctoral research at the Biocenter of Basel University and at the Stanford University School of Medicine. The nominating & corporate governance committee believes that Dr. Itin’s deep understanding of our technologies, product candidates, and collaborations based on his many years of service in various executive positions of our company and our operating subsidiary Micromet AG enables him to make valuable contributions to the board and to provide board continuity.

Peter Johann, Ph.D.

Peter Johann, Ph.D., age 52, has served as a member of our board of directors since July 2006. Dr. Johann is a Managing General Partner of NGN Capital, a venture capital firm. He joined NGN Capital from Boehringer Ingelheim, a global pharmaceutical company based in Germany, where he was the Division Head of Corporate Development responsible for strategic planning, strategic projects, M&A, business development and licensing. Prior to this, Dr. Johann served as Global Business Leader at F. Hoffman-La Roche, a global pharmaceutical and healthcare company, where he led global business teams and was responsible for global marketing of oncology products as well as evaluation of pipeline products from internal and external sources. Dr. Johann joined Roche from Boehringer Mannheim where he was Head of Business Development and Marketing Molecular Medicine. In addition to marketing activities, Dr. Johann was involved in setting up and managing joint venture companies as a member of the supervisory board. He was also responsible for licensing activities of the joint ventures. Prior to that he held various positions in the fields of marketing, sales and business development with Boehringer Mannheim Biochemicals, Kaneka and Rohm. Dr. Johann obtained his Ph.D. from the Technical University Munich. Dr. Johann is a director of Nitec Pharma AG, a privately held specialty pharmaceutical company in Switzerland; NaniRx Therapeutics, a privately held biotechnology company in New York; Resverlogix Corp., a publicly held company in Canada; and Vivaldi Biosciences, a privately held company in New York. The nominating & corporate governance committee believes that Dr. Johann’s experience in the development and commercialization of oncology products, the operational management of a division and of the business development function of several pharmaceutical companies, and the analysis of investment opportunities within the industry enables him to provide valuable insight to the board.

Joseph P. Slattery

Joseph P. Slattery, age 45, has served as a member of our board of directors since November 2007. Mr. Slattery currently serves as Executive Vice President and Chief Financial Officer of TranS1, Inc., a publicly traded medical device company, and served as a director and chairman of the audit committee of TranS1 from November 2007 until April 2010. Mr. Slattery was Chief Financial Officer and Senior Vice President of Digene Corporation, a publicly held medical diagnostics company that was acquired by Qiagen, N.V. in July 2007. At Digene, Mr. Slattery was responsible for financial, accounting, project management, information technology and legal functions. Prior to his appointment as Chief Financial Officer in 2006, Mr. Slattery served as Digene’s Senior Vice President, Finance and Information Systems from 2002 to 2006, and as Vice President, Finance and as Controller from 1996 to 2002. Mr. Slattery currently serves as a director and chairman of the audit committee of CVRx, Inc., a privately-held medical device company. Mr. Slattery received a B.S. degree in accountancy from Bentley University and is a certified public accountant. The nominating & corporate governance committee believes that Mr. Slattery’s extensive accounting expertise, public company audit committee service, and senior management experience as the CFO of a publicly traded company position him to be a valuable member of the board, the audit committee and the nominating & governance committee of the board.

Directors Continuing in Office Until the 2012 Annual Meeting

David F. Hale

David F. Hale, age 61, has served as a member of our board of directors since 2000, and as chairman of our board since May 2006. He served as President and Chief Executive Officer of our predecessor CancerVax Corporation from 2000 to the closing of the merger with Micromet AG in May 2006. Mr. Hale was appointed Executive Chairman in December 2007 and served as Interim Chief Executive Officer from January 2008 to August 2008 of Somaxon Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, where he was a co-founder and previously Chairman. From 1998 to 2000, Mr. Hale served as President and Chief Executive Officer of Women First HealthCare, Inc., a publicly traded specialty pharmaceuticals company. Prior to joining Women First HealthCare, Mr. Hale served from 1987 to 1997 as Chairman, President and Chief Executive Officer of Gensia, Inc., a publicly held biopharmaceutical company, which merged with Sicor, Inc., to form GensiaSicor, Inc., and which was acquired by Teva Pharmaceutical Industries Limited. He also served from 1987 to 1995 as Chairman of Viagene, Inc., a publicly held biotechnology company that was acquired by Chiron, Inc. Mr. Hale served from 1982 to 1987 as President, Chief Executive Officer and Chief Operating Officer with Hybritech, Inc., a publicly-traded biotechnology company that was acquired by Eli Lilly and Co. in 1986. Prior to joining Hybritech, Mr. Hale served from 1980 to 1982 as Vice President, Sales and Marketing and then as Vice President and General Manager with BBL Microbiology Systems, a division of Becton, Dickinson & Co. From 1971 to 1980, Mr. Hale held various marketing and sales management positions with Ortho Pharmaceutical Corporation, a division of Johnson & Johnson, Inc. Mr. Hale currently serves as Chairman of the board of directors of Santarus, Inc., a publicly traded biopharmaceutical company, and was the Chairman of the board of Metabasis Therapeutics, Inc. until the company was acquired in January 2010. In addition, Mr. Hale is Chairman of SkinMedica, Inc., CRISI Medical Systems, Inc., Rich Diagnostics, Inc., and Neurelis, Inc., and a director of Conatus Pharmaceuticals, Inc. Mr. Hale is also a director of the Biotechnology Industry Organization, BIOCOM, the Burnham Institute, and Rady Children’s Hospital, San Diego and is a co-founder and chairman of CONNECT. Mr. Hale received a B.A. in biology and chemistry from Jacksonville State University. The nominating & corporate governance committee believes that Mr. Hale’s experience as a senior executive in the pharmaceutical and biotechnology industries, overseeing a range of activities and functions in a number of companies, including business development, licensing, development, sales, clinical development, and regulatory affairs, and his involvement in a number of strategic transactions, provide him with operational and industry expertise and leadership skills that are important to the board.

Michael G. Carter, M.B., Ch.B., F.R.C.P. (Edinburgh)

Michael G. Carter, M.B., Ch.B., F.R.C.P. (Edinburgh), age 72, has served as a member of our board of directors since 2001, and was a member of the supervisory board of our subsidiary Micromet AG until May 2006. Dr. Carter is a venture partner at SV Life Sciences Advisers LLP and a member of the strategic advisory board of Cowen Royalty Healthcare Fund. Dr. Carter retired from Zeneca, PLC, a publicly traded global pharmaceutical company and predecessor of AstraZeneca, in 1998, where he had been on the pharmaceutical board. Dr. Carter served at Zeneca as International Medical Director from 1986 to 1989 and as International Marketing Director from 1990 to 1995. Under his direction, Zeneca developed and launched numerous drugs including CasodexTM, the most widely prescribed anti-androgen for prostate cancer therapy in the U.S.; ZoladexTM, an LHRH analogue for prostate cancer and breast cancer; and ArimidexTM, the first new generation aromatase inhibitor for breast cancer. Dr. Carter also contributed to the post-marketing development of tamoxifen, the first selective estrogen receptor modulator approved for the treatment of breast cancer. From 1985 to 1995, Dr. Carter served as a member of the U.K. Government’s Medicines Commission. From 1976 to 1984, Dr. Carter held several positions with Roche Products, Ltd., including head of Medical Development and Medical Affairs and Director of the Pharmaceutical Division. Dr. Carter currently serves as a Director of several European and U.S. biopharmaceutical companies, including Fulcrum Pharmaceuticals PLC, a publicly held company in the United Kingdom, and as a member of the boards of directors of Santarus, Inc. and GTx, Inc., both publicly held biotechnology companies in the U.S. Dr. Carter is an Elected Fellow of the Royal Pharmaceutical Society, Faculty of Pharmaceutical Medicine, and of the Royal College of Physicians of Edinburgh. Dr. Carter received a bachelor’s degree in Pharmacy from London University (U.K.) and a medical degree from Sheffield University Medical School (U.K.). The nominating & corporate governance committee believes that Dr. Carter’s professional background as a medical doctor and pharmacist and his 35 years of experience in the pharmaceutical and biotechnology industry, in particular with pharmaceutical development and commercialization and the regulatory process for obtaining marketing approval of pharmaceutical products, enable him to make effective contributions to the board’s deliberation of strategic, commercial, medical and scientific issues facing our company.

John E. Berriman

John E. Berriman, age 62, has served as a member of our board of directors since May 2006. Mr. Berriman was a member of the supervisory board of our subsidiary Micromet AG until May 2006. Since May 2004, Mr. Berriman has been a consultant and a non-executive director of a number of private and public biotechnology companies. He is currently deputy chairman of the board of directors of Algeta ASA, a public biotechnology company. He served as executive deputy chairman of Oxxon Therapeutics, Inc. until its sale to Oxford BioMedica in May 2007. Mr. Berriman has served as a member of the board of directors of various other publicly held companies: Ablynx NV from 2004 to 2007, Epigenomics AG from 2000 to 2006, and Alnylam Pharmaceuticals, Inc. from 2003 until December 2005. From 2001 until May 2004, Mr. Berriman served as a director of Abingworth Management, a venture capital firm specializing in life science biomedical companies. Mr. Berriman was a consultant to Abingworth Management from 1997 to 2001. From 1989 until 1996 Mr. Berriman was an executive director of Celltech plc. He has a degree in Chemical Engineering from the University of Cambridge and an MBA from the London Business School. The nominating & corporate governance committee believes that Mr. Berriman’s long history of creating and implementing corporate strategies in our industry, his operational experience as executive director of Celltech and as executive deputy chairman of Oxxon Therapeutics, his public company directorships and experience with public offerings, private investments and mergers allow him to provide valuable insight to the board.

Information Regarding the Board of Directors and Corporate Governance

Independence of The Board of Directors

Under the NASDAQ Stock Market (“NASDAQ”) listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board consults with our outside legal counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all identified relevant transactions or relationships between each director, or any of his family members, and us, our senior management and our independent auditors, the board has affirmatively determined that each of Mr. Benjamin, Mr. Berriman, Dr. Carter, Dr. Dhingra, Mr. Hale, Dr. Johann and Mr. Slattery is an independent director within the meaning of the applicable NASDAQ listing rules. In making this determination, the board found that none of these directors had a material or other disqualifying relationship with us. Dr. Itin, our President and Chief Executive Officer, is not an independent director by virtue of his current employment by us. The board previously determined that Dr. Otello Stampacchia, a former director during 2009 whose service ceased in 2010, was also independent within the meaning of applicable NASDAQ listing rules.

Board Leadership Structure

Our board has an independent chairman, Mr. Hale, who has authority, among other things, to call and preside over board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the board. Accordingly, he has substantial ability to shape the work of the board. We believe that separation of the positions of chairman and chief executive officer reinforces the independence of the board in its oversight of our business and affairs. In addition, we believe that having an independent chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board to monitor whether management’s actions are in our best interests and those of our stockholders. As a result, we believe that having an independent chairman can enhance the effectiveness of the board as a whole.

Role of the Board in Risk Oversight

One of the board’s key functions is informed oversight of the Company’s risk management. The board does not have a standing risk management committee, but rather administers this oversight function directly through the board as a whole, as well as through various board standing committees that address risks inherent in their respective areas of oversight. In particular, our board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. In addition to oversight of the performance of our internal audit function, the audit committee also monitors the reports and investigation of reports received through our ethics hotline. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the board as quickly as possible.

Meetings of the Board of Directors

Our board of directors met 17 times during the last fiscal year. Each director attended 75% or more of the aggregate number of meetings of the board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member. As required under applicable NASDAQ listing rules, in fiscal 2009, our independent directors met at each regularly scheduled board meeting in executive session at which only independent directors were present.

Information Regarding Committees of the Board of Directors

Our board of directors has established three committees: an audit committee, a compensation committee, and a nominating & corporate governance committee. The following table provides membership and meeting information for each of the board committees:

Name	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Mr. Jerry C. Benjamin		X*	X
Mr. John E. Berriman	X	X
Dr. Michael G. Carter		X	X*
Dr. Kapil Dhingra			X
Mr. David F. Hale
Dr. Christian Itin
Dr. Peter Johann	X	X
Mr. Joseph P. Slattery	X*		X
Total meetings in fiscal year 2009	6	4	2

*	Committee Chairperson

Below is a description of each committee of our board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. Our board of directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the company.

Audit Committee

The audit committee of our board of directors was established by the board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The audit committee is currently composed of three directors: Mr. Slattery, Mr. Berriman and Dr. Johann. The audit committee has adopted a written charter that is available to stockholders on our website at www.micromet-inc.com. The information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.

Pursuant to its charter, the purpose of the audit committee is to oversee our accounting and financial reporting processes and our audits of the financial statements on behalf of our board of directors and report the results of its activities to the board. In carrying out these responsibilities, the audit committee performs several functions, including:

•	evaluating the performance of and assessing the qualifications of our independent auditors;
•	determining and approving the engagement of our independent auditors;
•	determining whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;
•	reviewing and approving the retention of our independent auditors to perform any permissible non-audit services;
•	monitoring the rotation of partners of our independent auditors on our audit engagement team as required by law;
•	reviewing and approving or rejecting transactions between us and any related persons;
•	conferring with management and our independent auditors regarding the effectiveness of internal controls over financial reporting;
•	reviewing our procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing all matters relating to executive officer and director indemnification and D&O insurance, and submitting proposals on such matters to the board for approval; and
•	meeting to review our annual audited financial statements and quarterly financial statements with management and our independent auditors, including a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our board of directors reviews the NASDAQ listing rules definition of independence for audit committee members on an annual basis and has determined that all members of our audit committee are independent (as independence is currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing rules). Our board of directors has also determined that Mr. Slattery qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The board made a qualitative assessment of Mr. Slattery’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for a public reporting company.

The audit committee met 6 times during fiscal year 2009. The audit committee’s agenda for each meeting was established by the audit committee’s chairman in consultation with our chief financial officer. The audit committee meetings included discussion of significant accounting policies applied by us in our financial statements, as well as alternative treatments. In order to ensure a full and frank exchange of views by its members, the audit committee maintains the practice of holding executive sessions without management present, at each meeting of the committee. The audit committee invites the independent auditors to participate in the executive sessions whenever appropriate.

The audit committee is updated quarterly on management’s process to assess the adequacy of our system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of our internal control over financial reporting. The audit committee has also discussed with our independent auditors our internal control assessment process, management’s assessment with respect thereto and our independent auditors’ evaluation of our system of internal control over financial reporting.

In March 2010, the audit committee engaged Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010, and reviewed with senior members of our financial management team and Ernst & Young LLP the overall audit scope and plans and the results of external audit examinations.

Report of the Audit Committee of the Board of Directors(1)

As part of its oversight of our financial statements, the audit committee reviews and discusses with both management and our independent auditors all annual and quarterly financial statements prior to their issuance, including the audited financial statements for the fiscal year ended December 31, 2009. During fiscal year 2009, management advised the audit committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the audit committee. These reviews included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (The Auditor’s Communication with Those Charged with Governance), as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, including the quality of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees, and received the written disclosures and letter from Ernst & Young LLP to the committee required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence.

(1)	The material in this report of the audit committee is not “soliciting material,” is furnished to but not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Micromet under the Securities Act of 1933, as amended, or the Exchange Act, other than the Annual Report on Form 10-K where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Taking all of these reviews and discussions into account, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Mr. Joseph P. Slattery, Chairman
Mr. John E. Berriman
Dr. Peter Johann

Compensation Committee

The compensation committee is composed of four directors: Messrs. Benjamin and Berriman, and Drs. Carter and Johann. Dr. Otello Stampacchia also served on the committee until his resignation from our board of directors in April 2010. All members of our compensation committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing rules). The compensation committee met 4 times during the 2009 fiscal year. The compensation committee has adopted a written charter that is available to stockholders on our website at www.micromet-inc.com. The information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.

The compensation committee of our board of directors reviews, approves or recommends for approval by the board, and oversees our compensation philosophy, strategy, policies, plans and programs. The functions of this committee include:

•	reviewing and approving corporate performance objectives relevant to the compensation of our chief executive officer and evaluating his performance in light of these stated objectives;
•	reviewing and approving compensation and management incentive compensation plans for all executive officers, other officers (as such term is defined in Rule 16a-1, promulgated under the Exchange Act), vice presidents, and other employees with a base salary greater than or equal to $200,000, or €180,000 for employees based in Germany;
•	reviewing and, as it deems appropriate, recommending to our board of directors all compensation for any of our directors, including making recommendations with respect to awards under our equity incentive plans;
•	reviewing and approving base salaries of our executive officers, as well as employment agreements and severance arrangements for our executive officers;
•	establishing, administering and exercising authority under our annual incentive compensation, 401(k) and equity incentive award plans and other similar plans and programs;
•	determining our policy with regard to change of control or “parachute” payments; and
•	reviewing our Compensation Discussion and Analysis to consider whether to recommend to the board that it be included in the proxy statement and other filings with the SEC.

Compensation Committee Processes and Procedures

The compensation committee generally meets four times annually and with greater frequency if necessary. From time to time, various members of management as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. In addition, the compensation committee meets regularly in executive session. Our chief executive officer does not participate in, and is not present during, any deliberations or determinations of the committee relating to his compensation. The charter of the compensation committee grants the committee the authority to retain, at our expense, independent counsel, compensation and benefits consultants and other outside experts or advisors as the committee believes to be necessary or appropriate in the performance of its duties. The committee may also utilize the services of our regular legal counsel or our other advisors. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The committee did not use a compensation consultant in 2009.

Historically, the compensation committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, compensation adjustments as a result of promotions, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the compensation committee’s process for setting executive compensation comprises three related elements: the determination of the achievement of the prior year’s corporate and individual performance objectives, the determination of incentive compensation for the prior year and the base salary levels for the current year, and the recommendation of corporate goals for the current year for approval by the board of directors. For executives other than our chief executive officer, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by our chief executive officer. In the case of our chief executive officer, the evaluation of his performance is conducted by the compensation committee, which determines any adjustments to his compensation as well as cash and equity incentive awards to be granted.

The specific determinations of the compensation committee with respect to executive compensation for fiscal 2009 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2009, our compensation committee consisted of Messrs. Benjamin and Berriman and Drs. Carter and Johann. Dr. Otello Stampacchia, a former director, was a member of the committee until his resignation from the board in April 2010. None of the members of our compensation committee during 2009 is a present or former officer or employee of our company, nor did such members engage in any transaction or relationship requiring disclosure in this proxy statement under the section titled “Certain Relationships and Related Transactions.”

No executive officer of our company served as a director or member of the compensation committee (or other board committee performing equivalent functions) of any other entity during the last fiscal year, one of whose executive officers served on our board of directors or compensation committee.

Compensation Committee Report(1)

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Mr. Jerry C. Benjamin, Chairman
Mr. John E. Berriman
Dr. Michael G. Carter
Dr. Peter Johann

Nominating & Corporate Governance Committee

The nominating & corporate governance committee is currently composed of four directors: Mr. Benjamin, Dr. Carter, Dr. Dhingra and Mr. Slattery. All members of the nominating & corporate governance committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing rules). The nominating & corporate governance committee met twice during fiscal year 2009. The nominating & corporate governance committee has adopted a written charter that is available to stockholders on our website at www.micromet-inc.com. The information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.

(1)	The material in this report of the compensation committee is not “soliciting material,” is furnished to but not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Micromet under the Securities Act of 1933, as amended, or the Exchange Act, other than the Annual Report on Form 10-K where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The functions of the nominating & corporate governance committee include:

•	identifying, reviewing and evaluating qualified candidates to become members of our board of directors consistent with criteria approved by the committee;
•	recommending to the board nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected) or to fill vacancies on our board of directors;
•	conducting an annual review process to assess the performance of our board of directors and the board committees, as well as to assess the level and quality of the interactions between our chief executive officer and our board of directors;
•	making recommendations to the board regarding committee membership; and
•	developing and reviewing our corporate governance guidelines and principles, and if appropriate, recommending changes to such guidelines to our board of directors.

Director Qualifications

The nominating & corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. The nominating & corporate governance committee does, however, believe it appropriate for at least one member, and preferably several members, of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules. The nominating & corporate governance committee also believes it is appropriate for our chief executive officer to participate as a member of our board of directors. In evaluating candidates for membership on our board of directors, the nominating & corporate governance committee considers, among other factors, the appropriate size of our board of directors, personal and professional integrity, ethics and values, experience in corporate management, such as serving as an officer or former officer of a publicly held company, experience in our industry, experience as a board member of another publicly held company, diversity of expertise and experience in substantive matters pertaining to our business relative to other board members, having sufficient time to devote to our affairs, practical and mature business judgment, and experience with relevant social policy concerns. The nominating & corporate governance committee retains the right to modify these qualifications from time to time.

Director Nomination Process

When recommending candidates to our board of directors to be proposed for election at the annual meeting of stockholders, the nominating & corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors who are willing to continue to serve on our board. Current members with qualifications and skills that are consistent with the committee’s criteria for service on our board and who are willing to continue to serve on our board are considered for re-nomination, balancing the value of continuity of service by existing directors with that of obtaining a new perspective. The nominating & corporate governance committee also reviews these incumbent directors’ overall service to our company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. If a director does not wish to continue serving on our board or if our board decides not to re-nominate a director for re-election, the committee would identify the desired skills and experience of a new nominee in light of the criteria discussed above. The committee generally polls our board and members of management for their recommendations. The committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts.

In the case of new director candidates, the nominating & corporate governance committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing rules, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee reviews the qualifications, experience and background of the candidates. The candidates who the committee considers recommending to the board for election or appointment are interviewed by some or all of our other directors. In making its determinations, the nominating & corporate governance committee evaluates each individual in the context of our board of directors as a whole and of our operating requirements, with the objective of assembling a group that can best help perpetuate the success of our company and represent the long-term interests of stockholders through the exercise of sound business judgment. In conducting this assessment, our nominating & corporate governance committee considers diversity, age, skills, and such other factors as it deems appropriate given our current needs, to maintain a balance of knowledge, experience and capability. After review and deliberation of all feedback and data, the nominating & corporate governance committee makes its recommendation to our board of directors. Historically, the nominating & corporate governance committee has used the board’s own network of contacts to compile lists of potential candidates and has not relied on professional search firms to identify director candidates. The nominating & corporate governance committee may in the future choose to do so in those situations where it believes that particular qualifications are required or that a search firm may be best able to identify appropriate candidates.

The nominating & corporate governance committee has adopted a policy regarding the procedures for considering director candidate recommendations of our stockholders. Stockholders wishing to recommend a candidate for consideration by the nominating & corporate governance committee to become a nominee for election as director must write to our corporate secretary at the address set forth on the cover of this proxy statement no later than December 31 preceding the annual meeting of stockholders at which the candidate is proposed to be nominated for election, and include the following information:

•	the stockholder’s name and contact information;
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating & corporate governance committee;
•	the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if elected;
•	a statement of the candidate’s educational experience and business experience for at least the previous five years;
•	information regarding each of the qualifications listed above, other than regarding board size and composition, sufficient to enable the nominating & corporate governance committee to evaluate the candidate;
•	a statement of the value that the candidate would add to our board of directors;
•	a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors;
•	detailed information about any relationship or understanding between the proposing stockholder and candidate; and
•	a list of three character references, including complete contact information for such references.

Our corporate secretary will promptly forward any recommendation of a stockholder that meets these requirements to the chairman of the nominating & corporate governance committee. The nominating & corporate governance committee will evaluate any recommendations from stockholders that meet the requirements in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We have not received director candidate recommendations from our stockholders for the 2010 annual meeting of stockholders.

Stockholder Communications with the Board of Directors

Historically, we have not operated under a formal process related to stockholder communications with the board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. On an intermittent basis, the nominating & corporate governance committee will give full consideration to the adoption of a formal process for stockholder communications with the board and, if adopted, publish it promptly and post it to our corporate website.

Code of Ethics

We have adopted a code of ethics that applies to all officers, directors and employees. The code of ethics is available on our website at www.micromet-inc.com. If we make any substantive amendments to the code of ethics, an updated version of the code will be published on our website. Any waivers of provisions of the code in favor of any executive officer or director will also be disclosed on Form 8-K in accordance with our disclosure obligations under applicable laws and regulations.

Proposal No. 2

Ratification of Selection of Independent Registered Public Accounting Firm

Our audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 2008. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. However, our audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in our best interest and the best interest of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for services provided by Ernst & Young LLP for fiscal years 2008 and 2009. All fees set forth below were approved by the audit committee.

	Fiscal Year Ended
	2008	2009
	(In thousands)
Audit Fees(1)	$840	$841
Tax Fees(2)	12	4
Total Fees	$852	$845

(1)	Includes fees for the integrated audits of our annual financial statements for 2008 and 2009 included in our Annual Reports on Form 10-K, including the effectiveness of internal control over financial reporting, the reviews of our interim period financial statements for 2008 and 2009 included in our quarterly reports on Form 10-Q and related services that are normally provided in connection with regulatory filings or engagements.
(2)	Includes fees for the preparation of tax filings for Tarcanta, Ltd. in Ireland.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. The audit committee has delegated pre-approval authority to its chairman when expedition of services is necessary. These services may include audit services, audit-related services, tax services and other services. The audit committee has determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of our registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

The Board of Directors Recommends
A Vote in Favor of Proposal 2.

Executive Officers

The following table lists the names, ages and positions of individuals currently serving as our executive officers. The ages of the individuals are provided as of April 29, 2010.

Name	Age	Title
Christian Itin, Ph.D.	45	President and Chief Executive Officer
Barclay Phillips	47	Senior Vice President, Chief Financial Officer
Patrick Baeuerle, Ph.D.	52	Senior Vice President, Chief Scientific Officer
Jan Fagerberg, M.D.	48	Senior Vice President, Chief Medical Officer
Mark Reisenauer	44	Senior Vice President, Chief Commercial Officer
Jens Hennecke, Ph.D.	42	Senior Vice President, Business Development
Matthias Alder, lic. iur., LL.M.	45	Senior Vice President, General Counsel and Secretary

Christian Itin, Ph.D. has served as our Chief Executive Officer and as a director since May 2006, and has served in the following capacities with our subsidiary Micromet AG: Chief Executive Officer from 2004 to 2006, Chief Business Officer from 2002 to 2004, Vice President of Business and Corporate Development from 2001 to 2002, Vice President of Corporate Development from 2000 to 2001 and Head of IP and Licensing from 1999 to 2000. Before joining Micromet, Dr. Itin was a co-founder of Zyomyx, Inc., a protein chip company in Hayward, California. Dr. Itin received a Diploma in biology and a Ph.D. in cell biology from the University of Basel, Switzerland. In addition, he also performed post-doctoral research at the Biocenter of Basel University and at the Stanford University School of Medicine.

Barclay A. Phillips has served as our Chief Financial Officer since August 2008. Previously, he served as a member of our board of directors from 2000 until his appointment as our Chief Financial Officer in August 2008. From 1999 to August 2008, Mr. Phillips was a Managing Director of Vector Fund Management. From 1991 to 1999, Mr. Phillips served in various roles including Director of Private Placements and Biotechnology Analyst for INVESCO Funds Group, Inc. From 1985 to 1990, Mr. Phillips held positions in sales and trading with Paine Webber, Inc. and Shearson Lehman Hutton, Inc. Over the last ten years, Mr. Phillips has held board positions for a number of public and private companies. Mr. Phillips received a B.A. in economics from the University of Colorado in Boulder.

Patrick A. Baeuerle, Ph.D. has served as our Chief Scientific Officer since May 2006, and has served as Chief Scientific Officer of Micromet AG since 1998. From 1996 to 1998, Dr. Baeuerle headed the drug discovery activities of Tularik Inc. in South San Francisco, CA, as Director, Drug Discovery. From 1994 to 1996, Dr. Baeuerle served as a full Professor and Chairman of Biochemistry at the Medical Faculty of Freiburg University, Germany. In 1989, he was awarded a group leader position at the Gene Center in Martinsried, Germany, where he did seminal research on transcription factor NF-kappaB. According to a survey by the Institute for Scientific Information (ISI, Philadelphia, PA, USA), Dr. Baeuerle was Germany’s most frequently cited biomedical scientist of the past decade, and 38th worldwide. He has published more than 220 scientific papers. In addition, Dr. Baeuerle is the first recipient of the Prix Européen de l’Avenir and an elected member of the European Molecular Biology Organization (EMBO). He was appointed Honorary Professor of Immunology at the University of Munich in 2000. Dr. Baeuerle performed his Ph.D. work at the Max Planck Institute for Psychiatry in Martinsried and at the European Molecular Biology Laboratory (EMBL) in Heidelberg, obtained a Ph.D. degree in biology from the University of Munich, and performed his post-doctoral research with David Baltimore at the Whitehead Institute of the Massachusetts Institute of Technology (MIT), Cambridge, MA.

Jan Fagerberg, M.D. has served as our Chief Medical Officer since November 2009. From 2006 to 2009 he was Medical Director at TopoTarget in Copenhagen, Denmark. From 1999 to 2006, Dr. Fagerberg served in positions of increasing responsibility with F. Hoffmann-La Roche in the United States and Switzerland, ultimately serving as Therapeutic Area Expert Oncology, Global Drug Development. From 1990 to 1999, Dr. Fagerberg held various clinical positions, including Associate Head Section of Radiotherapy and Chief Physician, at the Department of Oncology, Karolinska Hospital in Stockholm, Sweden. Dr. Fagerberg is a

board-certified clinical oncologist and received his MD degree at the Karolinska Institute in Stockholm in 1988. He then received his Ph.D. for work in clinically applied passive and active immunotherapy targeting EpCAM in colorectal carcinomas in 1995.

Mark Reisenauer has served as our Chief Commercial Officer since September 2007. He joined Micromet from Abbott, where he was the General Manager of the Oncology Franchise from 2002 to 2006 and most recently Divisional Vice President and General Manager of the Neuroscience franchise from 2006 to September 2007. Before joining Abbott, Mr. Reisenauer was the Director of Marketing for Breast Cancer (Portfolio Lead) and the Director of Breast Cancer Products at Pharmacia from 1999 to 2002. From 1997 to 1999 he was the Associate Director of Oncology Global Marketing at Bristol-Myers Squibb and from 1988 to 1997 held various positions in sales and oncology marketing at Zeneca. Mr. Reisenauer holds a B.A. degree in Political Science from the University of Wisconsin.

Jens Hennecke, Ph.D. has served as our Senior Vice President, Business Development since March 2009. Previously, he served as our Vice President Business Development from May 2006 to March 2009, and in the same capacity at our subsidiary Micromet AG from 2004 to May 2006. He joined Micromet AG in 2001 and performed various business development functions until his promotion to Vice President in 2004. Dr. Hennecke studied biology at the University of Göttingen, Germany, and performed his Ph.D. thesis at the Institute of Molecular Biology and Biophysics at the ETH Zürich, Switzerland, for which he was awarded the Silver Medal of the ETH. He also performed post-doctoral research in x-ray crystallography with Don Wiley at the Department of Molecular and Cellular Biology of Harvard University.

Matthias Alder, lic. iur., LL.M. has served as our Senior Vice President, General Counsel and Secretary since July 2006. Previously, he was a partner with Cooley Godward LLP, a U.S. law firm, where he established and co-chaired the firm’s East Coast Life Sciences Practice. Starting in 1994 and before joining Cooley in 1997, he was in-house counsel for the pharmaceutical business of Novartis in Basel, Switzerland. Between 1988 and 1994, he worked in law firms in Switzerland and in Miami, FL. He is admitted to practice in California, New York, and Virginia, and the Canton of Zurich, Switzerland. Mr. Alder received an LL.M. degree in International and Comparative Law from the University of Miami in 1990. He earned the equivalent of a J.D. degree (lic. iur.) from the University of Basel, Switzerland, graduating magna cum laude in 1988.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2010 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all our currently serving executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. The address for all directors and executive officers is c/o Micromet, Inc., 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Right to Acquire Beneficial Ownership Under Options or Warrants Exercisable Within 60 Days	Percent of Total
5% Stockholders:
Entities affiliated with Fidelity Research and Management Company(2) 82 Devonshire Street Boston, MA 02109	10,340,852	—	12.8%
BB Biotech AG(3) Vordergrasse 3 CH-8200 Schaffhausen, Switzerland	4,778,486	—	5.9%
Entities affiliated with NGN Capital(4) 369 Lexington Avenue, 17th Floor New York, NY 10017	3,248,135	1,123,733	5.3%
Entities affiliated with Baker Brothers(5) 667 Madison Avenue, 17th Floor New York, NY 10065	3,083,611	1,079,553	5.1%
Executive Officers and Directors:
Christian Itin	2,885	1,320,849	1.6%
David F. Hale(6)	159,829	716,708	*
Barclay A. Phillips	1,483	208,332	*
Patrick A. Baeuerle	16,266	729,533	*
Mark Reisenauer	—	123,333	*
Matthias Alder	—	380,872	*
Jan Fagerberg	—	4,166	*
Jens Hennecke	—	324,638	*
Carsten Reinhardt	—	445,061	*
Michael G. Carter	757	114,649	*
Joseph P. Slattery	5,883	74,056	*
Jerry C. Benjamin	—	98,333	*
John E. Berriman	—	100,435	*
Peter Johann(4)	3,264,900	1,127,263	5.3%
Kapil Dhingra	—	28,333	*
All currently serving executive officers and directors as a group (14 persons)	3,452,003	5,796,561	10.7%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and in certain cases upon information contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 80,820,514 shares outstanding on March 31, 2010, adjusted as required by rules promulgated by the SEC.
(2)	Amount was reported on a Schedule 13G/A filed on February 16, 2010. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 10,201,889 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company,

Fidelity Growth Company Fund, amounted to 4,226,928 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 10,201,889 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 138,963 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 138,963 shares and sole power to vote or to direct the voting of 119,733 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above.
(3)	Amount was reported on a Schedule 13G filed on March 18, 2010 by BB Biotech AG (“BB Biotech”) residing in Schaffhausen, Switzerland on behalf of Biotech target N.V., residing in Netherlands Antilles.
(4)	Consists of 1,885,218 shares held of record and immediately exercisable warrants to purchase 606,509 shares by NGN Biomed Opportunity I, L.P.; 1,362,917 shares held of record and immediately exercisable warrants to purchase 438,474 shares by NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG; and 78,750 shares of common stock issuable upon exercise of stock options held by NGN Capital LLC and exercisable within 60 days of March 31, 2010. Dr. Johann is the managing general partner of NGN Capital LLC, which is the sole general partner of the general partner of NGN Biomed Opportunity I, L.P. and is also the managing limited partner of NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG. As a result, Dr. Johann may be deemed to share voting and dispositive power with respect to the securities beneficially held by these entities and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. For Dr. Johann only, his total also includes 16,765 shares held of record and immediately exercisable warrants to purchase 3,530 shares held by Dr. Johann.
(5)	Amounts were reported on a Schedule 13G/A filed on February 16, 2010. Consists of 4,548 shares held of record and immediately exercisable warrants to purchase 1,103 shares held by Baker Tisch Investments, L.P.; 4,443 shares held of record and immediately exercisable warrants to purchase 1,731 shares held by Baker Bros. Investments II, L.P.; 670,337 shares held of record and immediately exercisable warrants to purchase 283,640 shares held by 667, L.P.; 2,331,775 shares held of record and immediately exercisable warrants to purchase 768,576 shares held by Baker Brothers Life Sciences, L.P.; and 72,508 shares held of record and immediately exercisable warrants to purchase 24,503 shares held by 14159, L.P. By virtue of their ownership of entities that have the power to control the investment decisions of these limited partnerships, Felix J. Baker and Julian C. Baker may each be deemed to be beneficial owners of shares owned by such entities and may be deemed to have shared power to vote or direct the vote of and shared power to dispose or direct the disposition of such securities.
(6)	Consists of 141,664 shares of common stock held of record by the Hale Family Trust, dated February 10, 1986, of which Mr. Hale is a co-trustee and 18,165 shares of common stock held of record by Hale BioPharma Ventures. Mr. Hale holds options to purchase an aggregate of 707,625 shares that are exercisable within 60 days of March 31, 2010. Also consists of immediately exercisable warrants to purchase 9,083 shares held of record by Mr. Hale.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were timely filed, except that one filing by Patrick Baeuerle reporting one transaction, one filing by Barclay Phillips reporting one transaction and six filings by David Hale reporting an aggregate of six transactions were filed late.

Executive Compensation

Compensation Discussion and Analysis

Philosophy of Our Executive Compensation Program

The compensation committee’s goal with respect to our executive officers is to provide compensation sufficient to attract and retain executives of outstanding ability, performance and potential, while maintaining an appropriate relationship between the compensation of our executives and that paid by the companies in our peer group. Because our company has operations in the United States and in Europe, our executive officers must be able to function in an international environment, to manage personnel in different countries, and to deal with language and cultural differences. As a result, our executives are recruited from positions in the United States and in Europe, and we compete directly with international pharmaceutical and biotechnology companies for experienced executives.

Overview of Executive Compensation

Our executive compensation program consists of five components, each of which is described in greater detail below:

•	base salary;
•	annual variable performance-based bonus awards, payable in cash or equity;
•	stock-based incentive awards that may include stock option grants vesting upon the achievement of short-term corporate goals or long-term awards that vest over time;
•	other benefits, such as medical, dental, vision and life insurance and disability coverage and participation in our 401(k) plan; and
•	protections in the event of change of control and termination.

Role of Our Compensation Committee

Our board of directors has delegated to the compensation committee the authority to determine our compensation philosophy and to approve and administer our executive compensation and benefit programs. Our compensation committee is appointed by our board of directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, or the Code, and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, or the Exchange Act. In order to ensure a full and frank exchange of views by its members, the compensation committee maintains the practice of holding executive sessions, without management present, at each meeting of the committee. During 2009, our compensation committee was comprised of Messrs. Benjamin and Berriman and Drs. Carter and Johann, as well as Dr. Stampacchia, who resigned from the board of directors and the committee in April 2010. Mr. Benjamin serves as the committee’s chairman.

During the first quarter of each fiscal year, our compensation committee performs the assessments and makes the decisions relevant for determining the executive compensation for the prior and the current year, including the assessment of the achievement of the corporate goals of the prior year, the review of the performance of our executive officers during the prior year, the establishment of the cash bonuses to be paid to the executive officers for the prior year, if any, the adjustment of the base salaries of the executive officers for the current year, if any, and the approval of our management incentive compensation plan for the current year. The committee also approves the corporate goals for the year, which are then submitted for approval by the full board of directors. When circumstances warrant, the compensation committee may review and adjust base salaries of executive officers or grant cash bonuses or stock options during the course of the year.

The committee also periodically reviews equity holdings of the executive officers, including stock options, in order to determine whether such officers are appropriately incentivized and whether the grant of additional stock options or other equity awards is appropriate or warranted.

For 2009, in light of the fact that the elements of our executive compensation and the amounts and values of such compensation did not materially change compared to 2008, the committee did not engage a compensation consultant to perform a benchmarking analysis of the compensation paid by our peer companies to their named executive officers.

Elements of Our Executive Compensation Program

As noted above and discussed more fully below, we utilize a mix of short-term and long-term compensation elements in establishing the total compensation of our executive officers. The amount of each element of compensation for the executive officers, including the named executive officers, is determined by the compensation committee. These elements are described below. The committee has no predetermined policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

In order to specify our expectations with regard to our executive officers’ duties and responsibilities, and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, our compensation committee has approved, and we have entered into, employment agreements with each of our executive officers. Except for certain differences between the employment agreements of the chief executive officer and the other executive officers as described below, all of the employment agreements with our executive officers contain substantially similar terms.

Short-term Compensation

Base Salary. The base salary for each of our executive officers is initially established through negotiation at the time the officer is hired, taking into account the executive’s qualifications, experience, prior salary and competitive salary information for corresponding positions in comparable geographic locations. The committee also considers any unique personal circumstances that motivated the executive to leave his or her prior position and join our company. Each of our executive officers then executes an employment agreement that establishes the initial base salary. The employment agreements do not provide for automatic annual increases in salary; rather, the compensation committee annually reviews these base salaries and makes adjustments to the salaries of each executive officer, in its discretion, based on a variety of factors, including the individual performance of the executive officer, increases in the cost of living, or in response to a review of base salaries paid to executive officers at our peer companies. Base salaries may also be reviewed throughout the year in the case of promotions or other significant changes in the executive’s responsibilities. We do not apply specific formulas to determine base salary increases.

In March 2009, the compensation committee determined that the base salaries for 2009 should be adjusted to compensate in full or in part for cost of living increases, but should not include any merit increases. Consequently, Drs. Itin, Baeuerle, and Reinhardt and Mr. Reisenauer received a base salary increase of 4% to compensate for cost of living increases since 2007, when their base salaries were last adjusted or established. The base salaries of Mr. Phillips and Alder were increased by 2% and 2.74%, respectively, taking into account that Mr. Phillips’s base salary had been established in August 2008 when he joined the company as an employee.

The base salaries for our named executive officers from 2007 to 2009 are set forth in the table below. Our named executive officers who are domiciled in Germany are paid in Euros. In the table below, where we have converted Euros to U.S. Dollars, we have used an exchange rate of $1.4333 per Euro, which was the published rate from the OANDA Corporation currency database as of December 31, 2009.

Named Executive Officer	2009 Base Salary ($)	2008 Base Salary ($)	2007 Base Salary ($)
Christian Itin	$417,383	$401,324	$401,324
Barclay Phillips(1)	$306,000	$300,000
Patrick Baeuerle	$369,688	$355,458	$355,458
Mark Reisenauer(2)	$286,000	$275,000	$275,000
Matthias Alder	$318,500	$310,000	$300,000
Carsten Reinhardt(3)	$357,752	$343,992	$335,632

(1)	Mr. Phillips’s employment start date was August 30, 2008. The base salary shown for 2008 is annualized.
(2)	Mr. Reisenauer’s employment start date was September 10, 2007. The base salary shown for 2007 is annualized.
(3)	Dr. Reinhardt’s employment was terminated as of September 30, 2009. The base salary shown for 2009 is annualized.

Annual Cash Bonus.  For 2009, the compensation committee adopted a management incentive compensation plan that provides for the payment of incentive compensation to certain of our employees, including our named executive officers. The annual performance cash bonuses are based on our performance relative to the annual corporate goals and the executive’s performance relative to his personal goals. Dr. Itin was eligible to receive a cash bonus of up to 50% of his base salary for 2009, with 100% of his cash bonus under the plan based on the level of achievement of the corporate goals. The other named executive officers were eligible to receive cash bonuses of up to 35% of their base salaries for 2009, with 75% of their cash bonuses based on the achievement of the corporate goals, and 25% based on the achievement of their respective personal goals, as described below. When evaluating the achievement of the corporate and personal goals, based on recommendations of the chief executive officer, the compensation committee reviews performance based on four categories: performance met or exceeded objectives or was excellent in view of prevailing conditions; performance generally met the year’s objectives or was very acceptable in view of prevailing conditions; performance met some, but not all, objectives; and performance was not acceptable in view of prevailing conditions. Each of these categories results in a range of multipliers, expressed as a percentage, which is based on the achievement of the corporate and personal goals. The compensation committee has discretion with respect to the actual multiplier to apply in each case. For 2009, the ranges for the four categories were 75% to 150%, 50% to 75%, 25% to 50%, and 0%, respectively.

2009 Corporate Goals

Based on the proposals of the chief executive officer, the compensation committee develops corporate goals and submits them to the board of directors for approval. Each corporate goal is assigned a weight, expressed as a percentage, with the sum of the corporate goals adding up to 100%. When evaluating the achievement of the corporate goals, the compensation committee determines the percentage of achievement with respect to each corporate goal, which percentage is then multiplied by the percentage weighting originally assigned to such goal. The sum of the resulting percentages represents the total achievement of the corporate goals and is used to calculate that portion of the bonus of the named executive officers that is based on the achievement of the corporate goals. According to the provisions of the 2009 management incentive compensation plan, the bonus for the achievement of corporate goals under this plan could range from zero to 150% of the respective target bonus allocated to corporate goals. The compensation committee may also consider additional corporate goals that have been set by the board of directors during the course of the plan year, and may adjust the corporate goals achievement percentage based on the achievement of such additional corporate goals.

For 2009, the compensation committee recommended, and the board approved, the corporate goals, along with each goal's relative weight. In January 2010, the compensation committee determined the achievement of the corporate goals listed below as set forth in the table below:

2009 Corporate Goals	Weighting	Achieved
1. Enter into a new corporate collaboration agreement based on our technology	25%	12.5%
2. Resolve a contractual matter relating to one of our product candidates	20%	20%
3. Advance the development of MT110 in clinical trials and establish a therapeutic window for this product candidate	15%	7.5%
4. Set up the first pivotal clinical trial for blinatumomab	15%	10%
5. Achieve the primary endpoint of efficacy in the phase 2 clinical trial of blinatumomab in patients with acute lymphoblastic leukemia	10%	12.5%
6. Establish final dose and schedule in the phase 1 clinical trial of blinatumomab in patients with non-Hodgkin’s lymphoma	5%	5%

2009 Corporate Goals	Weighting	Achieved
7. Achieve common stock share price that outperforms the NASDAQ Biotechnology Index during the year by a specified percentage	3%	3%
8. Increase awareness of Micromet and BiTE antibody technology through publication of a specified number of articles in the press or scientific journals	2%	2%
9. Achieve a specified goal in one of our product development collaborations	2%	2%
10. Achieve year-end cash balance consistent with approved 2009 budget and realize budgeted reimbursements from partnerships	2%	3%

In addition to the achievement of the corporate goals set forth above, the compensation committee considered the consummation of a public offering of our common stock in the third quarter of 2009 from which we raised net proceeds of $74.9 million. Taking into account the achievement of the goals specified above and this additional corporate achievement, the compensation committee determined that the corporate goals had been achieved at an aggregate level of 90%.

2009 Personal Goals

The chief executive officer, in consultation with the executive officers participating in the management incentive compensation plan, develops a list of individual goals for the year for each executive officer. Each personal goal is assigned a weight, expressed as a percentage, with the sum of the personal goals adding up to 100%. The compensation committee determines the percentage of achievement with respect to each personal goal, which percentage is then multiplied by the percentage weighting originally assigned to such goal. The sum of the resulting percentages represents the total achievement of the personal goals and is used to calculate that portion of the bonus of the executive officer that is based on the achievement of the personal goals. According to the provisions of the 2009 management incentive compensation plan, the bonus for the achievement of personal goals under this plan could range from zero to 150% of the respective target bonus allocated to personal goals. Additionally, our compensation committee retains the discretion to award additional bonuses outside of the scope of the management incentive compensation plan in extraordinary circumstances. The compensation committee may also consider additional personal goals that have been set by the board of directors or the chief executive officer, and may adjust the personal goals achievement percentage based on the achievement of such additional personal goals.

As described above, Dr. Itin’s cash bonus for 2009 was based entirely on the achievement of the corporate goals. Dr. Reinhardt, our former chief medical officer, was ultimately not eligible for any bonus under the management incentive compensation plan for 2009 due to his separation from our company during the year. Also, in accordance with the terms of the amended employment agreement of Mr. Phillips, our chief financial officer, he was not eligible to participate in our management incentive compensation plan in the 2009 plan year. The personal goals for our remaining named executive officers are summarized below. In January 2010, the compensation committee determined the achievement of the personal goals as described below.

Personal Goals of Dr. Baeuerle	Weighting	Achieved
1. File specified patent applications relating to BiTE antibody technology	5%	5%
2. Provide scientific rationale and experimental support for specified clinical development aspects of one of the Company’s product candidates; support clinical development programs through timely delivery of analytical data; complete specified pre-clinical study	15%	12%
3. Provide scientific rationale and experimental support for specified clinical development aspects of one of the Company’s product candidates; provide data supporting treatment of additional indications; specified scientific publication	15%	12%
4. Develop lead candidate and ensure selection thereof by a collaboration partner	20%	20%
5. Obtain in-vivo proof of concept for specified BiTE antibody; specified scientific publication	5%	5%
6. Select lead candidate in a specified BiTE antibody program; generate cell clone for production; scientific publication	5%	5%
7. Select lead candidate in a specified BiTE antibody program; generate cell clone for production; scientific publication	5%	4%

Personal Goals of Dr. Baeuerle	Weighting	Achieved
8. Support Investigational Medicinal Product Dossier filing for a specified product candidate with non-clinical and CMC data reports	5%	5%
9. Obtain in-vivo proof of concept in a preclinical study for a specified product candidate	10%	10%
10. Obtain in-vitro proof of concept for at least one research stage BiTE antibody and specified number of publications by leading academic laboratories on BiTE antibody technology	5%	2%
11. Obtain specified number of peer-reviewed publications and review articles on BiTE antibody technology and EpCAM target; presentation of specified posters at a scientific conference; publication of specified number of articles featuring BiTE antibody technology in general public media; increase number of members on scientific advisory panel; obtain specified number of invitations to presentations at major industry conventions	5%	4%
12. Support new collaborations with presentations at initial meetings, due diligence and follow-up meetings	5%	5%

In addition to the achievement of the personal goals set forth above, the compensation committee in its discretion considered Dr. Baeuerle’s other contributions to our overall success in 2009, and determined that his personal goals had been achieved at an aggregate level of 99%.

Personal Goals of Mr. Reisenauer	Weighting	Achieved
1. Develop commercial forecast for specified product candidate based on most recent clinical profile	20%	20%
2. Develop and implement specified questionnaires for use in ongoing and future clinical trials	10%	1%
3. Build commercial cases for pipeline compounds	15%	10%
4. Build commercialization plan for specified product candidate	15%	2.5%
5. Evaluate late-stage and on-market licensing opportunities	10%	N/A
6. Create and execute 2009 PR plan	20%	20%
7. Monitor portfolio and overall development activities	10%	10%

The compensation committee disregarded Goal 5 as a result of changing priorities in our strategy during the year. Based on the remaining individual goals, the committee determined Mr. Reisenauer’s individual goals to have been achieved at an aggregate level of 70.6%.

Personal Goals of Mr. Alder	Weighting	Achieved
Legal Affairs
1. Support completion of new corporate collaboration agreement	15%	15%
2. Support resolution of a contractual matter relating to one of the Company’s product candidates	10%	13%
3. Ensure timely periodic SEC filings	10%	10%
Human Resources
4. Conduct annual performance and compensation review	5%	5%
5. Roll out new executive employment agreements and executive LTD insurance program	5%	2%
6. Hire specified senior personnel	10%	10%
Quality Assurance
7. Hire specified QA staff member	2.5%	2.5%
8. Conduct regulatory compliance program	17.5%	17.5%
Drug Safety
9. Hire department head	5%	5%
10. Specified progress in organization of department	5%	5%
11. Successful transfer of safety database for specified product candidate	5%	5%

Personal Goals of Mr. Alder	Weighting	Achieved
Corporate Secretary / Compliance Officer
12. Successful annual meeting of stockholders	2.5%	2.5%
13. Support board and board committees	5%	5%
14. Administration and enforcement of Insider Trading Compliance Program	2.5%	2.5%

The compensation committee concluded that Mr. Alder had underachieved Goal 5 but overachieved Goal 2, resulting in an overall achievement of his personal goals of 100%.

Based on the achievement of 90% of our corporate goals for 2009 and the respective achievements of their personal goals by Dr. Baeuerle, Mr. Reisenauer and Mr. Alder, the incentive compensation payments for the named executive officers eligible to receive incentive compensation under the 2009 management incentive compensation plan were calculated as set forth in the following table:

Name	Target Bonus in % of Base Salary	Target Bonus ($)	Portion of Target Bonus Based on Achievement of Corporate Goals	Portion of Target Bonus Based on Achievement of Personal Goals	Percentage of 2009 Corporate Goals Achieved	Percentage of 2009 Personal Goals Achieved	Total Award ($)
Christian Itin(1)	50%	208,693	100%	N/A	90%	n/a	187,820
Patrick Baeuerle(1)	35%	129,427	75%	25%	90%	99%	119,396
Mark Reisenauer	35%	100,100	75%	25%	90%	70.6%	85,224
Matthias Alder	35%	111,475	75%	25%	90%	100%	103,114

(1)	The targets for and the awards to Dr. Itin and Dr. Baeuerle were determined and paid in Euros. We have converted Euros to U.S. Dollars using an exchange rate of $1.4333 per Euro, which was the published rate from the OANDA Corporation currency database as of December 31, 2009.

As described above, Mr. Phillips was not eligible to participate in the 2009 management incentive compensation plan. However, in January 2010, the compensation committee awarded him a discretionary bonus of $13,644 in consideration of his contributions to a public offering of our common stock that closed in August 2009.

Performance Stock Options.  In order to further enhance the incentive for the executive officers to achieve certain short-term corporate goals relating to the establishment of corporate partnerships and the achievement of clinical development goals, the compensation committee made the vesting of 50% of each named executive officer’s total stock option grants in 2009 contingent upon the achievement, in whole or in part, of specified short-term corporate goals. These short-term corporate goals were as follows: (i) enter into a new corporate collaboration agreement based on our technology and (ii) set up the first pivotal clinical trial for blinatumomab; each of these goals received equal weighting. In January 2010, the compensation committee determined that the specified corporate goals had been achieved at a level of 58.333% and that the performance-based stock options granted to the executive officers in 2009 had vested at that percentage level, or 58,333 shares for the performance stock option granted to Dr. Itin, 36,458 shares for the performance stock option granted to Dr. Baeuerle, 23,333 shares for the performance stock options granted to Mr. Reisenauer and Dr. Reinhardt, and 21,875 shares each for the performance stock options granted to Mr. Phillips and Mr. Alder.

Long-term Compensation

Long-term compensation in the form of stock option grants is intended to incentivize our executives to pursue the creation of long-term stockholder value and is a meaningful component of our overall executive compensation package. The compensation committee believes that grants of stock options to our executive officers will allow us to further align interests between the executive and our stockholders, and maintain competitive levels of total compensation by providing an opportunity for increased equity ownership.

As part of our long-term compensation strategy, our compensation committee seeks to establish levels of option grants that they believe provide for potential stock ownership levels that are generally consistent with equity ownership levels of similarly situated executives at other biotechnology companies. In making these decisions, our compensation committee generally does not take into account any stock ownership outside of the context of equity awards under our equity incentive plans. However, based on individual circumstances, our compensation committee may authorize option grants that result in a higher potential stock ownership.

The executive officers, along with all of our other employees, are eligible to participate in the 2003 Plan. Stock option grant levels are determined by the compensation committee based on data from the same group of peer companies described above. Option grants vary among executive officers based on their positions and performance and may be, but are not automatically, granted to our executives on an annual basis. Newly hired or promoted executive officers also typically receive stock option grants in connection with those events. In addition, the compensation committee considers the competitive conditions applicable to the executive officer’s specific position. We believe this strategy is consistent with the approach of other companies at our stage of development in our industry and, in our compensation committee’s view, is appropriate for aligning the interests of our executives with those of our stockholders over the long term.

We believe that option-based compensation encourages retention of our executive officers, as the awards are generally designed to vest over time, usually four years for new hires, with one-fourth of the number of shares vesting on the first anniversary of the date of hire, and the remainder vesting in equal monthly installments thereafter. Options granted to existing employees generally vest on a monthly basis in equal installments over a three-year period from the date of grant. However, our compensation committee has the discretion to grant options with performance-based vesting criteria, as it has done in 2009 as described above under “Short-term Compensation.”

Stock options generally have a term of ten years from the date of grant, and prior to exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights. We generally do not permit the early exercise of stock options prior to vesting.

According to the grant guidelines established by our compensation committee, option grants to executives become effective on the first day of the month following the decision of the compensation committee to make the option grant, with the exercise price being the closing price of our common stock on the last trading day preceding the effective date of the grant. This procedure provides transparency to our employees and our investors, and is followed rigorously to ensure that the exercise price of our options will not be subject to concerns that backdating of the options may have occurred at the time of grant. Our compensation committee does not have any plan or practice to coordinate stock option grants with our release of material non-public information or any other investor relations activities.

We do not have any security ownership guidelines or requirements for our executive officers. The table below entitled “Outstanding Equity Awards at December 31, 2009” summarizes the stock option holdings of our named executive officers as of December 31, 2009.

In connection with the executive compensation review in March 2009, the compensation committee approved option grants of 100,000 shares for Dr. Itin, 62,500 shares for Dr. Baeuerle, 40,000 shares each for Dr. Reinhardt and Mr. Reisenauer, and 37,500 shares each for Mr. Phillips and Mr. Alder. The option grants took effect in April 2009.

As mentioned above, the compensation committee had not engaged a compensation consultant to update the list of peer companies or the executive compensation information of the companies in our peer group. Consequently, in determining the grants to our named executive officers, the compensation committee did not attempt to benchmark the potential stock ownership levels of the executives at our peer companies against those of our named executive officers. Rather, the compensation committee decided to grant stock options below the size of the option grants in the preceding year, and make a larger portion of the option grant subject to the achievement of specified corporate goals.

Other Benefits

German employers are required to make payments to government-mandated social security and health insurance programs for each employee. These payments are made in part by the employee and by the employer. Our named executive officers who are based in Germany are exempt from making contributions to these government programs, and consequently, our German subsidiary Micromet AG is not making contributions to these programs that are normally due from a German employer for their employees. Instead, we make cash payments to our German-based named executive officers corresponding to the amounts that our German subsidiary would otherwise be making these government-mandated social security and health insurance benefits programs. In addition, we hold a group accident insurance policy that covers those executives in the event of accident-related disability or death.

Our named executive officers based in the United States are covered by a group health insurance plan for which we pay a portion of the insurance premium. In addition, these named executive officers receive reimbursements for life insurance and long-term disability insurance. Further, Mr. Phillips received payments in 2009 pursuant to his employment agreement relating to certain relocation expenses incurred by Mr. Phillips in connection with his move to the Washington, D.C. metropolitan area after he joined the company in the third quarter of 2008. In return for this benefit, as described above and per the terms of this employment agreement, Mr. Phillips was ineligible to participate in our 2009 management incentive compensation plan.

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, nor do we provide any nonqualified defined contribution plans or other deferred compensation plans.

Change of Control and Termination Protection

We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for them to find comparable employment within a short period of time. We also believe that it is important to protect our named executive officers in the event of a change of control transaction involving our company, as a result of which such officers might have their employment terminated. In addition, we believe that the interests of management should be aligned with those of our stockholders as much as possible, and we believe that providing protection upon a change of control is an appropriate counter to any disincentive such officers might otherwise perceive in regard to transactions that may be in the best interest of our stockholders. As part of our normal course of business, we engage in discussions with other biotechnology and pharmaceutical companies about possible collaborations and licensing transactions, as well as other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger, established pharmaceutical companies consider companies at similar stages of development to ours as potential acquisition targets. We desire to encourage our management team to act in the best interests of our stockholders, even though their employment with us could be terminated as a result of the transaction. As a result of these considerations by our compensation committee, the employment agreements with our named executive officers provide for severance benefits to be paid if the executives are terminated under specified conditions, as well as benefits in connection with a change in control of our company.

Our employment agreements with our named executive officers provide each executive with severance benefits in the event his employment is terminated by us other than for cause, if the executive resigns for good reason or in the case of the permanent disability or death of the executive, as further described below.

Severance Benefits of Dr. Itin

Upon any termination of Dr. Itin’s employment, we will pay him any accrued but unpaid base salary as of the date of termination. In addition, Dr. Itin will receive the following severance benefits upon any termination by us without cause, by Dr. Itin for good reason, or in the event of disability:

•	an amount that is the greater of (1) twelve months of salary continuation payments (or eighteen months upon termination in connection with a change of control) or (2) the benefits under any other severance benefit plan of ours applicable to Dr. Itin;
•	an amount equal to the average of his annual bonuses for the three years prior to the date of termination;
•	acceleration of vesting of any stock awards that would have vested over the twelve month period following the date of termination, except that in the event of a change of control of our company,

(1) 50% of his unvested stock awards will immediately become vested and exercisable on the date of the change of control, and (2) all of his outstanding stock awards will become vested six months after a change of control if he is still employed by us at that time, and (3) if his employment is terminated by us other than for cause, or if he resigns for good reason, within six months prior to or twelve months following a change of control, all of his remaining unvested stock awards will automatically vest and become exercisable;
•	any health insurance premiums paid by us prior to termination of employment for a period of twelve months (or eighteen months if his employment is terminated within six months prior to, or twelve months after, a change of control);
•	life insurance benefits coverage to the extent he was receiving such benefits prior to the date of termination; and
•	costs for outplacement services up to €15,000.

In the event of the death of Dr. Itin, his designated beneficiaries (or in the absence of any designation, his estate) will be entitled to receive the following benefits:

•	any accrued but unpaid base salary as of the date of termination;
•	any other amounts to which he was entitled under our bonus or compensation plans or practices at the time of his death;
•	twelve months of base salary continuation payments;
•	an amount equal to the average of his annual bonuses for the three years prior to the date of termination;
•	acceleration of vesting of any stock awards that would have vested over the twelve month period following the date of termination; and
•	any health insurance premiums paid by us prior to termination of employment for a period of twelve months.

Severance Benefits of Dr. Baeuerle

Upon any termination of Dr. Baeuerle, we will pay any accrued but unpaid base salary as of the date of termination. In addition, Dr. Baeuerle will receive the following severance benefits upon any termination by us without cause, by Dr. Baeuerle for good reason, or in the event of disability:

•	an amount that is the greater of (1) twelve months of base salary, or (2) the benefits under any other applicable severance benefit plan;
•	an amount equal to the average of his bonuses for the three years prior to the date of termination, prorated for the period of time served by him during the year of termination (except that such amount will be paid in full if the termination is within six months prior to, or twelve months following, a change of control);
•	acceleration of vesting of any stock awards that would have vested over the twelve month period following the date of termination, except that in the event of a change of control of our company (1) 50% of his unvested stock awards will immediately become vested and exercisable on the date of the change of control, and (2) if his employment is terminated by us other than for cause, or if he resigns for good reason, within six months prior to, or twelve months following, a change of control, all of his remaining unvested stock awards will automatically vest and become exercisable;
•	any health insurance premiums paid by us prior to termination for a period of twelve months (or eighteen months if his employment is terminated within six months prior to, or twelve months after, a change of control);
•	the cost of any life insurance benefits coverage to the extent he was receiving such benefits prior to the date of termination; and

•	the cost of outplacement services up to €15,000.

In the event of the death of Dr. Baeuerle, his designated beneficiaries (or in the absence of any designation, his estate) will be entitled to receive the following benefits:

•	any accrued but unpaid base salary as of the date of termination;
•	any other amounts to which he was entitled under our bonus or compensation plans or practices at the time of his death;
•	twelve months of base salary continuation payments;
•	an amount equal to the average of his annual bonuses for the three years prior to the date of termination;
•	acceleration of vesting of any stock awards that would have vested over the twelve month period following the date of termination; and
•	any health insurance premiums paid by us prior to termination of employment for a period of twelve months.

Severance Benefits of Messrs. Phillips, Reisenauer and Alder

Upon any termination of Messrs. Phillips, Reisenauer or Alder, we will pay any accrued but unpaid base salary as of the date of termination and make a payment for any accrued paid time off not taken at the time of termination. In addition, to the extent we have not established any compensation plan or severance benefit that is more favorable than those listed below, Messrs. Phillips, Reisenauer and Alder will receive the following severance benefits upon any termination by us without cause, by him for good reason, or in the event of disability:

•	an amount that is equal to the named executive officer’s base salary for a period of twelve months;
•	the bonus under the applicable management incentive compensation plan for the preceding year to the extent not paid at the time of termination;
•	an amount equal to the average of the named executive officer’s annual bonuses for the three years prior to the date of termination, prorated for the period of time served by the executive during the year of termination (except that such amount will be paid in full if the termination is within six months prior to, or twelve months following, a change of control);
•	acceleration of vesting of any stock awards that would have vested over the twelve month period following the date of termination, except that in the event of a change of control of our company, (1) 50% of each named executive officer’s unvested stock awards will immediately become vested and exercisable on the date of the change of control, and (2) if the named executive officer’s employment is terminated by us other than for cause, or if the named executive officer resigns for good reason, within six months prior to, or twelve months following, a change of control, all of the named executive officer’s remaining unvested stock awards will automatically vest and become exercisable;
•	for a period of twelve months following the date of termination, any costs associated with health insurance continuation coverage under COBRA or corresponding state continuation coverage for the executive and eligible dependents covered under our health insurance plan as of the date of termination (or if such continuation coverage is not available, the cost of any conversion coverage or individual insurance coverage established by the executive officer up to an amount not to exceed two times the cost of the premium paid by us for health insurance coverage of the executive prior to termination);
•	for a period of twelve months following the date of termination, the amount of any life insurance premiums paid by us prior to the date of termination; and
•	costs for outplacement services up to $15,000.

In the event of the death of Messrs. Phillips, Reisenauer or Alder, the decedent’s designated beneficiaries (or in the absence of any designation, his estate) will be entitled to receive the following benefits:

•	any accrued but unpaid base salary as of the date of termination;
•	a payment for any accrued paid time off not taken at the time of termination;
•	any other amounts to which he was entitled under our bonus or compensation plans or practices at the time of his death;
•	an amount that is equal to the named executive officer’s base salary for a period of twelve months; the bonus under the applicable management incentive compensation plan for the preceding year to the extent not paid at the time of termination; and an amount equal to the average of the named executive officer’s annual bonuses for the three years prior to the date of termination, prorated for the period of time served by the executive during the year of termination (except that such amount will be paid in full if the termination is within six months prior to, or twelve months following, a change of control); provided that if we paid for the named executive officer’s life insurance coverage which is at least two times his base salary, then the payment under the insurance policy will replace the above salary continuation and bonus payments;
•	acceleration of vesting of any stock awards that would have vested over the twelve month period following the date of termination; and
•	for a period of twelve months following the date of termination, any costs associated with health insurance continuation coverage under COBRA or corresponding state continuation coverage for the eligible dependents covered under our health insurance plan as of the date of termination (or if such continuation coverage is not available, the cost of any conversion coverage or individual insurance coverage up to an amount not to exceed two times the cost of the premium paid by us for health insurance coverage of the executive prior to termination).

For purposes of the employment agreements with our named executive officers, “cause” generally means the a material breach by the executive of his employment agreement or any other written agreement between the executive and us; the executive’s gross negligence or willful misconduct in the performance of his duties; the executive’s commission of any act or omission constituting dishonesty or fraud that is injurious to us; the executive’s conviction of, or plea of guilty or no contest to, a felony; conduct by the executive which in the good faith and reasonable determination of the board of directors demonstrates gross unfitness of the executive to serve; the executive’s failure to attempt in good faith to implement a clear and reasonable directive of the board of directors after written notice of such failure, and failure by the executive to cure the same within fifteen business days after receipt of such notice; persistent unsatisfactory performance of the executive’s job duties; or the executive’s breach of his fiduciary duty to us.

For purposes of the employment agreements with our named executive officers, “good reason” generally means the assignment to the executive of any duties or responsibilities which result in the material diminution of the executive’s position; a reduction in the executive’s base salary; a relocation of the executive’s place of employment to a location outside the metropolitan area in which the executive works; any material breach by us of the executive’s employment; with respect to certain named executive officers, any purported termination of the executive’s employment for cause by us that is not in accordance with the definition of cause set forth in the employment agreement; any failure to pay the executive the earned bonus for any period under any management incentive compensation plan adopted by us, if a majority of our other officers have been paid bonuses for such period under such plan; or any failure by us to obtain the assumption of the executive’s employment agreement by any of our successors or assignees.

If the employment of each named executive officer had been terminated due to death, permanent disability, termination without cause or termination for good reason as of December 31, 2009, the estimated maximum benefits that each would have received under their employment agreements are set forth in the table below. For amounts payable in Euros, we have used an exchange rate of $1.4333 per Euro, which was the published rate from the OANDA Corporation currency database as of December 31, 2009.

	Payments Receivable upon Termination from Death, Permanent Disability, Termination without Cause or Termination for Good Reason
Name	Salary Continuation ($)	Bonus Due to Termination from Death ($)	Healthcare Benefits and Other Compensation ($)(2)	Intrinsic Value of Additional Vested Stock Options ($)(1)	Total Receivable due to Termination from Death ($)	Incremental Payment Upon Termination for Disability, without Cause or with Good Reason (Outplacement Costs) ($)	Total Receivable due to Termination for Disability, without Cause or for Good Reason ($)
Christian Itin	417,377	154,502	23,348	874,666	1,469,893	21,500	1,491,393
Patrick Baeuerle	369,688	102,286	24,072	441,584	937,630	21,500	959,130
Barclay Phillips	306,000	13,644	27,647	76,000	423,291	15,000	438,291
Matthias Alder	318,500	101,839	25,484	308,588	754,411	15,000	769,411
Mark Reisenauer	286,000	61,308	22,683	479,504	849,495	15,000	864,495

(1)	The intrinsic value of additional stock options shown above is the difference between the closing stock price of $6.66 per share on December 31, 2009 and the exercise price, times the number of additional shares that would have vested upon termination.
(2)	Amounts in this column for our German-based named executive officers consist of payments to the named executive officer in lieu of payments on the officer’s behalf into the German government social security programs, and for our US-based named executive officers consists of payments to the named executive officers for health, life and long-term disability insurance coverage.

As described above, Dr. Reinhardt’s employment with us ceased as of September 30, 2009. As part of a separation agreement and consulting agreement that we entered into with him upon his separation, we paid Dr. Reinhardt €240,000, or $343,992 at the exchange rate in effect at December 31, 2009, in two installments, with €160,000 payable in 2009 and €80,000 payable in January 2010. His outstanding stock options will continue to vest in accordance with their original terms until September 30, 2010 and may be exercised through June 30, 2011.

If we had entered into a change of control transaction on December 31, 2009 and if the employment of each of the named executive officers had been terminated as of December 31, 2009, and such termination was without cause or for good reason the maximum estimated benefits that each named executive officer would have received under their employment agreements are set forth in the following table. For amounts payable in Euros, we have used an exchange rate of $1.4333 per Euro, which was the published rate from the OANDA Corporation currency database as of December 31, 2009.

	Incremental Payments for Termination in Connection with Change of Control
Name	Intrinsic Value of Additional Vested Stock Options Upon Change of Control ($)(1)	Salary Continuation ($)	Bonus ($)	Healthcare Benefits and Other Compensation ($)(2)	Maximum Outplacement Costs ($)	Intrinsic Value of Additional Vested Stock Options Upon Termination ($)(1)	Total Receivable due to Termination in Connection with Change of Control ($)
Christian Itin	556,029	626,075	154,502	35,022	21,500	556,029	1,949,157
Patrick Baeuerle	296,683	369,688	102,286	24,072	21,500	296,683	1,110,913
Barclay Phillips	95,386	306,000	13,644	27,647	15,000	95,386	553,063
Matthias Alder	203,921	318,500	101,839	25,484	15,000	203,921	868,665
Mark Reisenauer	430,753	286,000	61,308	22,683	15,000	430,753	1,246,498

(1)	The intrinsic value of additional stock options which would vest upon a change of control of Micromet and upon a termination in connection with a change of control of Micromet is based upon a closing stock price of $6.66 per share on December 31, 2009. In the event of a change of control of Micromet, on December 31, 2009, 50% of the unvested stock options would have vested at the time of the ownership change. The remaining 50% vest if the executive officer is terminated within twelve months thereafter, except that in the case of Dr. Itin only, any remaining unvested stock awards will become vested and exercisable on the six-month anniversary of the date of the change of control even if he is employed by us at that time.
(2)	Amounts in this column for our German-based named executive officers consist of payments to the named executive officer in lieu of payments on the officer’s behalf into the German government social security programs, and for our US-based named executive officers consists of payments to the named executive officers for health, life and long-term disability insurance coverage.

Total Compensation

For 2009, our named executive officers only received cost-of-living-based increases in their base salaries, and the bonuses paid to our named executive officers under the management incentive compensation plan for 2009 fell below the target bonus. We believe that this position was consistent with our financial performance, the individual performance of each of our named executive officers and the progress towards achieving our long-term strategic goals. We also believe that the total compensation paid to our named executive officers was reasonable.

Evolution of our Compensation Strategy

We intend to continue our strategy of compensating our executive officers at competitive levels consistent with those described above through programs that emphasize performance-based incentive compensation in the form of cash and equity. The level of our total annual compensation compared to the total annual compensation paid by companies in our peer group will vary from year to year based on corporate and individual performance, as well as the performance of the peer group companies and their respective levels of base compensation and annual performance bonus awards paid to their executive officers. Our compensation strategy is necessarily tied to the stage of our corporate development. Accordingly, the specific direction, emphasis and components of our executive compensation program will continue to evolve in parallel with the evolution of our corporate and business strategy. Our Compensation Discussion and Analysis will, in the future, reflect these evolutionary changes.

Impact of Financial Accounting and Tax Considerations on Compensation Decisions

As described in greater detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2009, we account for stock-based compensation provided to our employees in accordance with ASC Topic 718, which requires us to estimate the fair value of stock-based compensation at the time of the award and record that value as an expense over the vesting period of the award. Applicable accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our compensation decisions. We structure cash bonuses so that they are taxable to our executive officers at the time they are paid. We currently intend that all cash compensation paid will be tax deductible by us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible by us if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the recipient. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A of the Code, thereby avoiding penalties and taxes applicable to deferred compensation.

Limitations on deductibility of compensation may occur under Section 162(m) of the Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The non-performance based compensation paid in cash to our executive officers in 2009 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers in 2010 will exceed that limit. In addition, our 2003 Plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to at least the fair market value of the option shares on the date of grant will qualify as performance-based compensation and therefore not subject to the deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the officer’s performance.

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2009, 2008 and 2007, compensation awarded or paid to, or earned by our principal executive officer, our principal financial officer, our three other most highly compensated executive officers during the fiscal year ended December 31, 2009 and one former executive officer whose service to us ceased during the year ended December 31, 2009. We refer to these individuals in this proxy statement as the “named executive officers.” For amounts paid in Euros, we have used an exchange rate of $1.4333 per Euro for the fiscal year ended December 31, 2009, which was the published rates from the OANDA Corporation currency database as of December 31, 2009.

Summary Compensation Table for Fiscal 2009

Name and Principal Position	Year	Salary ($)	Bonus	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)		Total(4) ($)
Christian Itin President and CEO	2009	417,383	—	210,250	187,820	23,348		838,801
	2008	401,324	—	253,682	153,005	23,417		831,428
	2007	401,324	—	1,308,525	121,831	24,233		1,855,913
Patrick Baeuerle SVP and CSO	2009	369,688	—	131,406	119,387	24,072		644,553
	2008	355,458	—	175,766	102,250	24,042		656,951
	2007	355,458	—	523,410	84,565	23,982		987,415
Barclay Phillips SVP and CFO	2009	306,000	13,644	78,844	—	111,968	(5)	510,456
	2008	100,000	—	1,259,760	—	15,309	(5)	1,375,069
Matthias Alder SVP, GC and Secretary	2009	318,500	—	78,844	103,114	25,484		525,942
	2008	310,000	—	126,842	88,902	18,067		543,811
	2007	300,000	—	87,235	113,500	12,195		512,930
Mark Reisenauer SVP and CCO	2009	286,000	—	84,100	85,224	22,683		478,007
	2008	275,000	—	97,849	76,699	83,681	(6)	533,229
	2007	85,938	—	404,820	22,000	66,825		579,583
Carsten Reinhardt Former SVP and CMO	2009	268,314	—	84,100	—	360,152		712,566
	2008	343,992	—	175,766	93,165	21,590		634,513
	2007	335,632	—	254,580	81,698	21,780		693,690

(1)	Amounts in this column represent the grant date fair value of options granted during the indicated year, rather than an amount paid to or realized by the named executive officer. These amounts were calculated utilizing the provisions of ASC 718, using a Black-Scholes pricing model and assuming no forfeiture of awards. Because a portion of these awards were subject to a performance-based vesting condition, the amounts in the column represent the fair value based on the probable outcome of the condition as of the date of grant; for the 2008 and 2009 performance-based awards, we determined that, as of the grant date, the achievement of the vesting conditions was not probable and, accordingly, the grant date fair value of such awards was zero. Assuming maximum performance of the vesting conditions, the grant date fair value of all 2009 awards would have been as follows: for Dr. Itin, $412,270, for Dr. Baeuerle, $257,669, for Messrs. Phillips and Alder, $154,602, and for Mr. Reisenauer and Dr. Reinhardt, $164,908. For additional information regarding assumptions made by us in valuing equity awards under ASC 718, see Notes 3 and 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	Amounts in this column consist of the total performance-based compensation earned by the named executive officers under the incentive compensation plans for service rendered in the indicated year, which amounts were awarded in March of the following year. A discussion of the methodology by which the awards for 2009 were determined is set forth in the “Compensation Discussion and Analysis” section of this proxy statement.
(3)	Amounts in this column for our German-based named executive officers consist of payments to the named executive officer in lieu of payments on the officer’s behalf into the German state pension for German based employees and for unemployment and health insurance premiums, and for our US-based named executive officers consists of payments to the named executive officers for health, life and long-term disability insurance coverage.
(4)	The dollar values in this column for each named executive officer represent the sum of all compensation referenced in the preceding columns.
(5)	Includes relocation allowances of $84,622 in 2009 and $11,260 in 2008.
(6)	Includes relocation allowance of $74,174 in 2008.

The following table shows for the fiscal year ended December 31, 2009, certain information regarding grants of plan-based awards to the named executive officers:

Grants of Plan-Based Awards in Fiscal 2009

Name	Grant Date	Date of Compensation Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christian Itin			4,174	208,691	313,037
	4/1/09	3/18/09					100,000			3.16	0	(3)
	4/1/09	3/18/09							100,000	3.16	210,250
Patrick Baeuerle			323	129,391	194,086
	4/1/09	3/18/09					62,500			3.16	0	(3)
	4/1/09	3/18/09							62,500	3.16	131,406
Barclay Phillips			—	—	—
	4/1/09	3/18/09					37,500			3.16	0	(3)
	4/1/09	3/18/09							37,500	3.16	78,844
Matthias Alder			697	111,475	167,213
	4/1/09	3/18/09					37,500			3.16	0	(3)
	4/1/09	3/18/09							37,500	3.16	78,844
Mark Reisenauer			2,503	100,100	150,150
	4/1/09	3/18/09					40,000			3.16	0	(3)
	4/1/09	3/18/09							40,000	3.16	84,100
Carsten Reinhardt			1,565	125,213	187,820
	4/1/09	3/18/09					40,000			3.16	0	(3)
	4/1/09	3/18/09							40,000	3.16	84,100

(1)	In the table above, the “Threshold” column represents the smallest total bonus that would have been paid in 2009 to each named executive officer under the management incentive compensation plan if (i) with respect to Dr. Itin, we had achieved only the one corporate goal with the smallest weighting, and (ii) with respect to the other named executive officers, if we had not achieved any of the specified corporate goals and the executive officer achieved only the one individual goal with the smallest weighting. The “Target” column represents the amount payable if we had achieved all of the corporate goals and the executive officer achieved all of his individual performance goals. The “Maximum” column represents the amount payable if we had achieved all of the corporate goals at the 150% level and each executive officer had achieved all of his personal goals at the 150% level, the maximum award that may be granted under the

2009 Management Incentive Compensation Plan. Actual bonuses earned by the named executive officers during 2009 are described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Short-Term Compensation — Annual Cash Bonus.” In accordance with the terms of his employment agreement, Mr. Phillips was not eligible to receive a bonus under the 2009 Management Incentive Compensation Plan. Dr. Reinhardt’s employment with our company ceased prior to the end of the year, and therefore he was not eligible to receive a bonus under the 2009 Management Incentive Compensation Plan.
(2)	Amounts in these columns represent shares underlying performance-based stock options granted in 2009. The awards provided for a single estimated payout upon the achievement of specified corporate goals relating to the establishment of corporate partnerships and the achievement of clinical development goals. In January 2010, the compensation committee made a determination of the level of achievement of the specified goals, as described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Short-Term Compensation — Performance Stock Options.”
(3)	Amounts in this column represent the fair value as of the grant date of the options, calculated in accordance with the provisions of ASC 718, using a Black-Scholes pricing model and assuming no forfeiture of awards. Because these awards were subject to a performance-based vesting condition, these amounts represent the fair value based on the probable outcome of the condition as of the date of grant. As of the grant date, we determined that the achievement of the vesting conditions was not probable and, accordingly, the grant date fair value of such awards was zero. Assuming maximum performance of the vesting conditions, the grant date fair value of these awards would have been as follows: for Dr. Itin, $202,020, for Dr. Baeuerle, $126,263, for Messrs. Phillips and Alder, $75,758, and for Mr. Reisenauer and Dr. Reinhardt, $80,808. For additional information regarding assumptions made by us in valuing equity awards under ASC 718, see Notes 3 and 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2009.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	6,485,200	$3.347	155,456
Equity compensation plans not approved by security holders(2)	1,223,945	$1.66	443,614
Total	7,709,145	$3.284	599,070

(1)	Includes the 2003 Amended and Restated Equity Incentive Plan and the Employee Stock Purchase Plan. No shares are currently outstanding under the Employee Stock Purchase Plan and 204,819 shares remain available under that plan.
(2)	Consists of the 2006 Equity Incentive Award Plan and the Third Amended and Restated 2000 Stock Incentive Award Plan.

Descriptions of our equity incentive plans that were not approved by our stockholders are contained in Note 13 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Outstanding Equity Awards at December 31, 2009

The following table shows, as of December 31, 2009, certain information regarding outstanding equity awards for the named executive officers, all of which are unexercised stock options.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Date of Grant	Option Exercise Price ($)	Option Expiration Date
Christian Itin	340,772	—	5/5/06	1.66	5/4/16
	625,000	125,000 (1)	6/10/07	2.56	6/09/17
	83,333	66,667 (1)	4/1/08	1.75	3/31/18
	42,857	—	4/1/08	1.75	3/31/18
	22,222	77,778 (1)	4/1/09	3.16	3/31/19
	58,333		4/1/09	3.16	3/31/19
Patrick Baeuerle	272,253	—	5/5/06	1.66	5/4/16
	250,000	50,000 (1)	6/10/07	2.56	6/9/17
	55,555	44,445 (1)	4/1/08	1.75	3/31/18
	13,888	48,612 (1)	4/1/09	3.16	3/31/19
	32,143	—	4/1/08	1.75	3/31/18
	36,458	—	4/1/09	3.16	3/31/19
Barclay Phillips	93,750	206,250 (2)	9/1/08	6.23	8/31/18
	21,875	—	4/1/09	3.16	3/31/19
	8,333	29,167 (1)	4/1/09	3.16	3/31/19
	3,333	—	6/13/05	8.46	6/12/15
	2,500	—	5/6/07	6.63	5/5/17
	35,000	—	5/5/06	6.63	5/4/16
	3,333	—	6/10/04	28.95	6/9/14
Matthias Alder	81,081	27,027 (2)	7/27/06	3.21	7/26/16
	132,460	9,432 (2)	7/27/06	3.21	7/26/16
	41,666	8,334 (1)	6/10/07	2.56	6/9/17
	41,666	33,334 (1)	4/1/08	1.75	3/31/18
	8,333	29,167 (1)	4/1/09	3.16	3/31/19
	21,875	—	4/1/09	3.16	3/31/19
	21,429	—	4/1/08	1.75	3/31/18
Mark Reisenauer	25,253	101,010 (2)	10/1/07	1.98	9/30/17
	12,248	36,490 (2)	10/1/07	1.98	9/30/17
	8,333	22,223 (1)	4/1/08	1.75	3/31/18
	23,333	—	4/1/09	3.16	3/31/19
	6,666	31,112 (1)	4/1/09	3.16	3/31/19
Carsten Reinhardt	79,936	—	5/5/06	1.66	5/4/16
	134,634	35,430 (2)	10/3/06	2.62	10/2/16
	83,333	16,667 (1)	6/10/07	2.56	6/9/17
	1,388	11,112 (1)	8/1/07	7.58	7/30/17
	55,555	44,445 (1)	4/1/08	1.75	3/31/18
	23,333	—	4/1/09	3.16	3/31/19
	8,888	31,112	4/1/09	3.16	3/31/19

(1)	The shares underlying these grants vest over a three-year period from the date of grant in equal monthly installments.
(2)	Twenty-five percent of the shares underlying this option vested on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments.

Option Exercises

The following table shows for the fiscal year ended December 31, 2009, certain information regarding option exercises during the last fiscal year with respect to the named executive officers:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Barclay Phillips	35,000	127,400	(1)
Mark Reisenauer	168,094	441,253
Carsten Reinhardt	69,643	332,947

(1)	Mr. Phillips was granted these options in his capacity as a member of our board of directors while he was employed by Vector Fund. All value realized on exercise of the options was for the benefit of and paid to Vector Fund.

Pension Benefits

None of our named executive officers participates in or has account balances in non-qualified defined benefit plans or supplemental executive retirement plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in any non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Director Compensation

Pursuant to our Director Compensation Policy, non-employee directors receive an annual retainer fee paid in quarterly installments. The annual retainer fee was $20,000 per year during 2009. Our chairman receives an additional annual retainer fee of $85,000 that was increased to $100,000 on July 1, 2009, paid monthly in advance. In addition, pursuant to our Director Compensation Policy, non-employee directors receive a meeting stipend of $1,500 for each board meeting attended and a meeting stipend of $1,000 for each committee meeting attended. Non-employee directors receive the meeting stipend also with respect to telephonic board meetings and committee meetings if such telephonic meetings last two hours or longer.

Pursuant to our Director Compensation Policy, each non-employee director, other than the chairman of the board, received at the time of the merger with CancerVax Corporation, or receives upon the initial appointment or election to the board, a non-qualified stock option to purchase 35,000 shares of our common stock. The chairman received a non-qualified stock option to purchase 70,000 shares of our common stock at the time of the merger between CancerVax Corporation and Micromet AG. Each of these options vests in equal installments at the end of each calendar month over a period of three years from the date of grant, such that each stock option is 100% vested on the third anniversary of its date of grant, subject to a director’s continuing service on the board through each vesting date. In addition, on the date of each annual meeting of stockholders, (i) the chairman of the audit committee receives a non-qualified stock option to purchase 7,500 shares of our common stock, (ii) the chairman of the compensation committee receives a non-qualified stock option to purchase 5,000 shares of our common stock, and (iii) the chairman of the nominating & corporate governance committee receives a non-qualified stock option to purchase 2,500 shares of our common stock. Each of these options vests in equal installments at the end of each calendar month over a period of one year from the date of grant, such that each stock option is 100% vested on the first anniversary of the date of grant, subject to a director’s continuing service on the board through each vesting date. In addition, on the date of each annual meeting of stockholders, all non-employee directors, other than the chairman of the board, receive a non-qualified stock option to purchase 15,000 shares of our common stock, and the chairman receives a non-qualified stock option to purchase 30,000 shares of our common stock. Each of these options vests in equal installments at the end of each calendar month over a period of one year from the date of grant, such that each stock option is 100% vested on the first anniversary of the date of grant, subject to a director’s continuing service on the board through each vesting date. Pursuant to our Director Compensation Policy, the exercise price for each of the grants is the closing price on the date of grant.

The following table shows for the fiscal year ended December 31, 2009 certain information with respect to the compensation of all our non-employee directors. Dr. Itin did not receive any compensation as director in 2009. Dr. Itin’s compensation in his capacity as our President and Chief Executive Officer has been fully reflected in the Summary Compensation Table contained in this proxy statement.

Non-Employee Director Compensation for Fiscal Year 2009

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Jerry C. Benjamin	31,000	57,992	(2)	88,992
John E. Berriman	36,000	43,494	(2)	79,494
Michael G. Carter	31,000	50,743	(2)	81,743
David F. Hale	118,500	402,363	(2)	520,863
Peter Johann	36,000	54,592	(2)	90,592
Kapil Dhingra	25,334	128,614	(2)	153,948
Joseph P. Slattery	35,000	65,241	(2)	100,241
Otello Stampacchia	28,000	43,494	(3)	71,494

(1)	Amounts in this column represent the full grant date fair value of options granted during 2009, rather than an amount paid to or realized by the director. These amounts were calculated utilizing the provisions of ASC 718, using a Black-Scholes pricing model and assuming no forfeiture of awards granted to the director. For additional information regarding assumptions made by us in valuing equity awards under ASC 718, see Notes 3 and 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	The aggregate number of option awards outstanding at December 31, 2009 to each non-employee director (other than Mr. Stampacchia) was as follows: 100,000 shares to Mr. Benjamin, 98,155 shares to Mr. Berriman, 116,108 shares to Dr. Carter, 789,295 shares to Mr. Hale, 80,000 shares to Dr. Johann, which are held in the name of NGN Capital LLC, 50,000 shares to Dr. Dhingra, and 80,000 shares to Mr. Slattery.
(3)	The aggregate number of option awards outstanding at December 31, 2009 was 80,000 shares. Pursuant to the limited partnership agreements of Omega Fund I, L.P. and Omega Fund III, L.P., Omega Fund I, L.P. and Omega Fund III, L.P. are the beneficiaries of any remuneration, including stock options, received by Mr. Stampacchia in connection with his service as a director of the Company. Mr. Stampacchia disclaims beneficial ownership of the stock options or such shares that may be purchased upon exercise of the stock options, except to the extent of his pecuniary interest therein.

Transactions With Related Persons

Related-Person Transactions Policy and Procedures

Under its charter, our audit committee is responsible for reviewing and approving all related party transactions. We annually require each of our directors and executive officers to complete a director and officer questionnaire that elicits information about related person transactions, including any such transactions which are required to be disclosed under the rules of the SEC. In addition, under our Code of Ethics, our directors, officers and employees are expected to avoid conflicts of interest with us and are required to report any such conflicts of interest to our General Counsel or, in the case of our directors, to the full board. Our audit committee reviews all such transactions and relationships which come to its attention either through the director and officer questionnaires or otherwise, and considers whether to approve or take other appropriate action with respect to such transactions or relationships.

Certain Related-Person Transactions

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Micromet stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker. Direct your written request to Micromet, Inc., Attn: Corporate Secretary, 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Stockholder Proposals for the 2011 Annual Meeting

To be considered for inclusion in next year’s proxy materials, or to nominate a director, your proposal must be submitted in writing by December 31, 2010, to our corporate secretary, at 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817.

If you wish to submit a proposal that is not to be included in next year’s proxy materials, you must deliver your notice to the corporate secretary at the address above not later than the close of business on March 23, 2011 nor earlier than the close of business on February 21, 2011; provided, however, that in the event that the date of the 2011 annual meeting is before May 23, 2011 or after August 21, 2011, your notice must be delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the earlier of (i) the day on which notice of the meeting was mailed or (ii) the date public announcement of the date of such meeting is first made by us. In no event will the public announcement of an adjournment or postponement of the 2011 annual meeting commence a new time period (or extend any time period) for the giving of your notice as described above. If your notice is not timely delivered, then for all proxies we receive, the proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote against the matter.

Your notice must set forth: (a) as to each person whom you propose to nominate for election or re-election as a director, all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-101 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that you propose to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of yours or of the beneficial owner, if any, on whose behalf the nomination or proposal is made; and (c) as to you and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) your name and address or that of such beneficial owner, (ii) the class and number of shares of our capital stock which are owned beneficially and of record by you and such beneficial owner, (iii) a representation that you are a holder of record of our stock entitled to vote at such meeting and you intend to appear in person or by proxy at the meeting to propose such business or nomination and (iv) a representation whether you or the beneficial owner, if any, intends or is part of a group which intends (y) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (z) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by you if you have notified us of your intention to present a proposal at the 2011 annual meeting in compliance with Rule 14a-8 (or any successor thereof) under the Exchange Act and your proposal has been included in a proxy statement that has been prepared by us to solicit proxies for such annual meeting.

We may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a member of our board of directors.

You are also advised to review our Amended and Restated Bylaws, filed with the United States Securities and Exchange Commission (“SEC”) as an exhibit to a Current Report on Form 8-K on October 9, 2007, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Other Matters

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ MATTHIAS ALDER

Matthias Alder
Secretary

April 30, 2010

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 is available without charge on our website, www.micromet-inc.com, or upon written request to: Corporate Secretary, Micromet, Inc., 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817.

MICROMET, INC.
6707 DEMOCRACY BLVD.
SUITE 505
BETHESDA, MD 20817

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Mr. Jerry C. Benjamin 02 Dr. Kapil Dhingra

The Board of Directors recommends you vote FOR the following proposal(s):

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

02 0000000000

0000067661_1 R2.09.05.010

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Form 10-K, Shareholder Letter, Notice & Proxy Statement is/are available at www.proxyvote.com .

MICROMET, INC.
Annual Meeting of Stockholders
June 22, 2010 1:00 PM ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Matthias Alder and Barclay Phillips, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MICROMET, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 01:00 PM, ET on 6/22/2010, at the Marriott Suites Bethesda, 6711 Democracy Blvd. Bethesda, MD 20817, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000067661_2 R2.09.05.010